Jones Simkins, P.C.
1011 West 400 North
Logan, Utah 84321

June 8, 2007

Securities & Exchange Commission
Washington D.C. 20549

Ladies and Gentlemen:

We were previously the independent registered public accounting firm of Quest Group International, Inc. and on November 16, 2006, we reported on the balance sheet of Quest Group International, Inc. as of September 30, 2006 and 2005, and the related statements of income, stockholders' equity, and cash flows for the years then ended. On June 4, 2007 we were dismissed as the independent registered public accounting firm of Quest Group International, Inc. We have read Quest Group International, Inc.’s statements included under Item 4.01 of its Form 8-K dated June 4, 2007, and we agree with such statements, except that we are not in a position to agree or disagree with Quest Group International, Inc.’s statements related to the engagement of Gumbiner Savett Inc. as the independent registered public accounting firm.

We have no basis to agree or disagree with other statements of the Registrant included under Items 1.01 or 2.01.

Very truly yours,

/s/ JONES SIMKINS, P.C.

JONES SIMKINS, P.C.